Exhibit 99.1

    Microvision Reports 2003 Third Quarter Revenue of $2.6 Million;
         Affirms Q4 Revenue Guidance of at Least $4.6 Million

   BOTHELL, Wash.--(BUSINESS WIRE)--Nov. 12, 2003--

    Company announces an order for 2,900 Flic units and delivery of
                100 Nomad units to the Stryker Brigade

   Microvision, Inc. (Nasdaq:MVIS), a leader in light scanning technologies, today reported financial results for the third quarter of 2003. Revenue for the third quarter of 2003 was $2.6 million compared to $4.2 million for the same period in 2002. The company had previously reported that it expected the 2003 third quarter to show some weakness, citing uncertainty regarding the timing of new contracts some of which were then under negotiation. Revenue for the nine months ended September 30, 2003 was $10.6 million compared to $12.7 million for the same period in 2002. Revenue was derived from ongoing work on development contracts with U.S. military and commercial customers, sales of the Flic(TM) Laser Bar Code Scanner, sales of the Nomad(TM) Augmented Vision System, and development contracts at its subsidiary, Lumera. For the nine months ended September 30, 2003, revenue from development contracts with U.S. government agencies was $5.9 million, revenue from commercial contracts was $4.3 million and revenue from product sales was $300,000.
   For the three months ended September 30, 2003, Microvision reported a consolidated net loss of $6.9 million or $.39 per share compared to a net loss of $5.4 million or $.37 per share for the same period in 2002. For the nine months ended September 30, 2003, the company reported a consolidated net loss of $21.0 million or $1.22 per share compared to a net loss of $20.3 million or $1.48 per share for the same period in 2002. For the nine months ended September 30, 2003, net cash used in operating activities was $20.5 million compared to $23.2 million for the same period in 2002.
   The company, including Lumera, had $6.2 million in cash, cash equivalents and investment securities as of September 30, 2003. Subsequent to the end of the third quarter, the company closed a $22.3 million equity offering.
   The company also affirmed its previous revenue guidance, indicating that it expects revenue for the fourth quarter of 2003 to be $4.6 million or higher, compared to revenue of $3.2 million in the fourth quarter of 2002. Full year revenue for 2003 is expected to be $15.2 million or higher, compared with $15.9 million for 2002. The company stated that it expects to resume revenue growth in 2004 with significantly higher revenue from Nomad and Flic sales and contract development revenue comparable to 2003. Depending on the level and mix of revenue, the company expects its current cash balance to fund its operations for at least the next twelve months.
   "We achieved a number of important successes in the third quarter, including building upon the award of a letter of intent from Honda to purchase 3,800 Nomad units beginning in 2004, the $600,000 order by the U.S. Army of 100 Nomad units that have recently been delivered, an order by Volkswagen for delivery of automotive display prototypes, and breakthroughs for Lumera in the application of its technology for smart antennae," said CEO Rick Rutkowski. "We believe that building on these successes will provide catalysts for future revenue growth, beginning in the current quarter and continuing through 2004.
   "As we have previously noted, our commercial contract bookings for the fourth quarter are already at a record level. We have announced $4.0 million in new commercial contract awards, including our largest award to date with Canon and a $1.0 million Phase I development contract for a laser print engine. Both of these development contracts could lead to product introductions as early as 2005.
   "We are pleased with our announcement today of the largest order we have received to date for the Flic bar code scanner. We believe we will see additional order activity this quarter and next and that the product is gaining a toehold position in the billion dollar market for handheld laser bar code scanners.
   "We have met all of our milestones to date with Honda and we continue to work closely with Honda and other customers in the automotive market as we move toward our anticipated product launch. We are seeing growing interest by other automotive OEMs and third party dealer networks as well as in other vertical markets and field trials are underway with additional trials being scheduled.
   "Development work on automotive displays continues to progress toward the product development phase for a number of potential applications. We look forward to reporting on some recent successes in this area soon.
   "Potential new bookings for defense-related contracts are promising for this quarter and for the first half of next year. We are optimistic that we will receive additional funding for our existing Virtual Cockpit Program for next year. We also have indications that we may receive funding for a new program to advance development of display solutions for helicopter pilots.
   "Lumera also continues to make steady progress in its development. The company has achieved the technological breakthroughs necessary to enable it to develop a smart antenna for high volume applications such as Wi-Fi and is now focused on obtaining one or more development partners that will also serve as a launch customer.
   "Both Microvision and Lumera have strengthened their board and management teams, respectively. Microvision has added Slade Gorton, a three term former U.S. Senator to its board of directors and Lumera has added Dr. Robert J. Petcavich as its first Chief Technology Officer. During his 23 years of business experience, Dr. Petcavich founded, planned, financed, and operated four technology-based start-up companies, including a biochip company engaged in the development of micro electromechanical systems (MEMS), an advanced materials company, an artificial intelligence company, and a medical transcription company.
   "Contract bookings and billings in both defense and commercial arena are looking very solid for this quarter and the first half of next year and we expect the momentum that is now underway in the fourth quarter to continue in 2004. Our outlook for 2004 revenue targets sequential growth driven by product sales, specifically by strong revenue growth associated with sales of the Nomad display to American Honda and others. We also believe that Flic sales will continue to strengthen and contribute to revenue in 2004. If we execute on the opportunities we see before us, we believe that we could have our largest revenue growth ever in 2004."

   Conference Call

   Microvision will host a conference call to discuss its third quarter 2003 financial results at 1:30 p.m. PT today. Participants may join the conference call by dialing (800) 901-5217 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial (617) 786-2964. The conference passcode is 96598902. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. PT November 19, 2003 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The conference passcode for the replay is 40212052.

   (Table to follow)

   About Microvision: www.microvision.com

   Headquartered in Bothell, Wash., Microvision, Inc. is a world leader in the development of high resolution displays and imaging systems based on the company's proprietary silicon micromirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.
   Microvision has been working with Canon, BMW, the Electronics Research Lab of Volkswagen of America, and others to develop a number of display and image capture product applications based on its proprietary scanned beam technology.

   About Lumera www.lumera.com

   Lumera, a majority owned subsidiary of Microvision, Inc., is developing and commercializing a new class of electro-optic materials and devices that utilize proprietary polymer compounds and processing technologies. These new devices and materials are expected to dramatically improve performance and reduce costs of electro-optic components for telecommunications, phased array antenna systems, optical computing, optical signal processing and optical interconnects. The properties of these materials are also expected to enable new applications in other technologies such as organic light emitting diode displays, low k dielectrics and coating materials. Lumera expects to be able to sell and license its technology in a variety of forms, including custom polymer materials, coated wafers, and discrete and integrated component devices, both packaged and unpackaged. Additional information can be found at Lumera's web site at http://www.lumera.com.

   Forward-Looking Statements Disclaimer

   Certain statements contained in this release, including projections of revenues, expenses and losses, plans for product development, sales, customers and channel partners, reductions in sales cycle, signing of contracts, future operations and shipping of products, as well as statements containing words like "believe," "anticipate," "estimate," "intend," "will," "seek," "look forward," "expect," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to obtain financing, our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; dependency on advances by third parties in certain technology used by us and other risk factors identified from time to time in the company's SEC reports, including in its Prospectuses filed pursuant to Rule 424(b) on November 3, 2003, its Annual Report on 10K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q.

                          Microvision, Inc.

                      Consolidated Balance Sheet
                            (In thousands)
                             (Unaudited)

                                                  September  December
                                                     30,        31,
                                                    2003       2002
                                                  ---------  ---------
Assets
Current Assets
   Cash and cash equivalents                     $   4,149  $   9,872
   Investment securities, available-for-sale         2,069      5,304
   Accounts receivable, net                          1,362      1,315
   Costs and estimated earnings in excess of
    billings on uncompleted contracts                  936      1,073
   Inventory, net                                      612        747
   Other current assets                              1,805      2,348
                                                  ---------  ---------
      Total current assets                          10,933     20,659

Property and equipment, net                          6,057      7,672
Restricted investments                               1,269      1,356
Receivables from related parties, net                1,823      2,043
Other assets                                           374        537
                                                  ---------  ---------
     Total assets                                $  20,456  $  32,267
                                                  =========  =========


Liabilities, Minority Interests and
 Shareholders' Equity
Current Liabilities
   Accounts payable                              $   1,314  $   1,462
   Accrued liabilities                               5,527      4,309
   Current portion of research liability             1,652          -
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                 51        230
   Current portion of capital lease obligations         73         84
   Current portion of long-term debt                    68         63
                                                  ---------  ---------
        Total current liabilities                    8,685      6,148

Research liability, net of current portion               -      1,025
Capital lease obligations, net of current
 portion                                                45         94
Long-term debt, net of current portion                 117        169
Deferred rent, net of current portion                  128        192
Other long-term liabilities                              4          -
                                                  ---------  ---------
        Total liabilities                            8,979      7,628
                                                  ---------  ---------

Commitments and Contingencies                            -          -

Minority Interests                                   2,852      7,223
                                                  ---------  ---------

Shareholders' Equity
    Common stock and paid-in capital               158,804    147,058
    Deferred compensation                             (990)    (1,490)
    Subscriptions receivable from related
     parties                                          (166)      (166)
    Accumulated other comprehensive income              37        121
    Accumulated deficit                           (149,060)  (128,107)
                                                  ---------  ---------
      Total shareholders' equity                     8,625     17,416
                                                  ---------  ---------
      Total liabilities, minority interests and
       shareholders' equity                      $  20,456  $  32,267
                                                  =========  =========


                          Microvision, Inc.

                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                              (Unaudited)


                                 Three months ended  Nine months ended
                                   September 30,       September 30,
                                 -------------------------------------
                                    2003     2002      2003      2002
                                  -------  -------  --------  --------

Revenue                          $ 2,565  $ 4,186  $ 10,613  $ 12,724

Cost of revenue                    1,499    1,919     5,109     5,925
                                  -------  -------  --------  --------
   Gross margin                    1,066    2,267     5,504     6,799
                                  -------  -------  --------  --------

Research and development expense   5,524    5,433    18,403    18,762
Marketing, general and
 administrative expense            3,615    3,904    12,286    12,786
Non-cash compensation expense        544      450     1,461     1,363
                                  -------  -------  --------  --------
        Total operating expenses   9,683    9,787    32,150    32,911
                                  -------  -------  --------  --------

Loss from operations              (8,617)  (7,520)  (26,646)  (26,112)

Interest income                       76      235       290       854
Interest expense                     (11)     (16)      (35)      (45)
Gain on disposal of fixed
 assets, net                          64        -        33         -
Realized gain on sale of
 investment securities                 -        -        39         -
Loss due to impairment of long-
 term investment                       -        -         -      (624)
                                  -------  -------  --------  --------

Loss before minority interests    (8,488)  (7,301)  (26,319)  (25,927)

Minority interests in loss of
 consolidated subsidiary           1,623    1,900     5,366     5,652
                                  -------  -------  --------  --------

Net loss                         $(6,865) $(5,401) $(20,953) $(20,275)
                                  =======  =======  ========  ========


Net loss per share before non-
 cash compensation expense       $ (0.36) $ (0.34) $  (1.13) $  (1.38)
Non-cash compensation expense      (0.03)   (0.03)    (0.09)    (0.10)
                                  -------  -------  --------  --------

Net loss per share - basic and
 diluted                         $ (0.39) $ (0.37) $  (1.22) $  (1.48)
                                  =======  =======  ========  ========

Weighted-average shares
 outstanding -
   basic and diluted              17,799   14,512    17,188    13,700
                                  =======  =======  ========  ========

    CONTACT: Microvision
             Brian Heagler (investors), 425-415-6794
             or
             Matt Nichols (media), 425-415-6657